Integrated Management Information, Inc. 8-K

Exhibit 2.2

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”), is made and entered into as of February 29, 2012, by and among International Certification Services, Inc., a North Dakota corporation (the “Company”), IMI Global, Inc.(“IMI”), a Colorado corporation and the shareholders listed in the first recital, supra,, (collectively, the “Shareholders”).

R E C I T A L S:

WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of the Company’s, no par value per share common stock, as follows:

Name of	Number of
Shareholders	Shares

Rochelle Bosche	38
Ellen Cooke	152
James Deese	161
Christina Dockter	349
Brandy Eissinger	3
Marlene Ells	42
Ethel Heinle	85
Janine Hoffmann	122
Lacey Kreft	9
Sherri Iszler	50
Annie Kirschenmann	475
Fred Kirschenmann	313
Dawn Krapp	52
Lucy Mayer	33
Hunter Nadler	26
Jami Reister	9
Deb Rettig	214
Cindy Schlecht	14
Tammy Schlecht	112
Brent Schulz	16
Robert Simmons	311
Karri Stroh	40
Tessa Tripp	17
Jessica Williams	28

WHEREAS, the Shareholders are collectively selling sixty-percent (60%) of their Shares in the Company to IMI; and

WHEREAS, the parties believe that it is in the best interests of each of them to make provisions for the future disposition  of their remaining Shares upon the death of any of the Shareholders and upon the occurrence of certain other events; and

WHEREAS, as a condition to IMI purchasing sixty percent (60%) of the outstanding Shares, IMI has requested certain additional terms and conditions:

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Definitions

(a)           “Agreed Value”, as used herein  means the value of the Company as determined from time to time by the Shareholders in the manner described in Section 5(b).

(b)           “Agreed Value Per Share”, as used herein  means the value per share of the outstanding Shares of the Company as determined from time to time by the Shareholders in the manner described in Section 5(b).

(c)           “Closing Date” as used herein, means February 29, 2012.

(d)           “Company”, as used herein, includes, in addition to the Company, any successor or assignee corporation, corporations or legal entities into which or with which the Company may be merged, changed or consolidated; any corporation or legal entities for whose securities the Shares of the Company are exchanged; and any assignee of or successor to all or substantially all of the assets of the Company.

(e)           “Covenant Not To Compete”, as used herein, means the provisions of Section 9 (b)..

(f)           “Material Shareholders”, as used herin, shell mean Ellen Cooke, James Deese, Christina Dockter, Annie Kirschenmann, Fred Kirschenmann, Deb Rettig and Robert Simmons.

(g)           “Outsider”, as used herein, means anyone not a signatory to this Agreement, except that “Outsider” shall not include any Permitted Transferee (as defined in Section 2).

(h)           “Non-IMI Shareholder”, as used herein, means the Company’s shareholders immediately prior to the Closing Date, as identified in the Recitals to this Agreement.

(i) “Non-permitted Transfer, as used herein, means any transfer of Shares not approved by the Board of Directors of the Company, other than transfers by operation of law (e.g. divorce, bankruptcy, etc.).

(j)           “Shareholder” or “Shareholders”, as used herein, includes, in addition to the Non-IMI Shareholders of the Company who are the original signatories hereto, any person or entity who shall hereafter become a shareholder of the Company.

(k)           “Shares”, as used herein, means the common shares, par value $1.00 per share, of the Company, and any shares of any other class of stock which the Company may hereafter authorize and issue, including subscription and other purchase rights relative to any such Shares and all securities and obligations convertible into such Shares, in each case whether now or hereafter issued.

(l)           “Transfer”, as used herein, includes any sale, gift, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other voluntary or involuntary transfer of title or beneficial interest, whether or not for value, including any disposition by operation of law.

Section 2.                      Restriction on Transfer.

Each Shareholder agrees not to Transfer to any Outsider any Shares that he may now or hereafter own outright or beneficially, except in accordance with and as expressly permitted in this Agreement.  It is understood and agreed that (a) except as expressly permitted in this Agreement, no Transfer of Shares may be made by any Shareholder without the prior written consent of the Company’s Board of Directors or the terms of this Agreement (“Permitted Transfer”, and the person receiving the Permitted Transfer is a “Permitted Transferee”), and (b) any Transfer of any Shares made in conflict with or in derogation of any of the terms, provisions or conditions of this Agreement or which is not expressly permitted in this Agreement, shall be of no legal force and of no effect or validity whatsoever.

Section 3.                      Shareholder Right of First Refusal.

(a)           If any Shareholder (the “Selling Shareholder”) shall receive a bona fide, arm’s length written offer (a “Bona Fide Offer”) from an Outsider (the “Offeror”) to purchase any or all of the Shares of the Selling Shareholder (the “Offered Shares”) for all cash consideration (whether or not payable in installments) and wishes to accept such offer, the Selling Shareholder shall first serve written notice (a “Transfer Notice”) on all other Shareholders and the Company (collectively, the “Offerees”) setting forth and including the following:

(i)	the intention of the Selling Shareholder to sell such Shares and the number and class of shares of such Shares proposed to be sold;

(ii)           the name and address of the Offeror;

(iii)	all of the terms and conditions of the Bona Fide Offer, including the consideration to be paid by the Offeror;

(iv)	a photocopy of the Bona Fide Offer and all correspondence and other documents relating to the proposed sale of such Shares to the Offeror; and

(v)	an offer by the Selling Shareholder to sell the Offered Shares to the Offerees at the same purchase price and on the same terms and conditions (except as set forth below) as offered by the Offeror.

(b)           The Company shall have the first option to purchase the Offered Shares by serving notice on the Selling Shareholder (with copies to the remaining Offerees) of the exercise of such option within twenty-one (21) days after the date of service of the Transfer Notice.  Such notice of exercise (an “Exercise Notice”) shall indicate the number or percentage and class of Shares with respect to which such option to purchase is being exercised.

(c)           If the Company shall not have exercised its option to purchase all of the Offered Shares within such 21-day period, each of the remaining Offerees shall then have the option to purchase such Shares (or the portion thereof with respect to which such option has not been exercised) by serving an Exercise Notice on the Selling Shareholder (with copies to the remaining Offerees) within twenty-one (21) days after the date of service of the Transfer Notice.  If there shall be more than one remaining Offeree, each such Offeree shall have the option to purchase that proportion of the remaining Shares which the number of Shares owned by such Offeree bears to the total number of Shares owned by all Offerees (other than the Company).

(d)           If the Company and one or more of the remaining Offerees shall have exercised their option to purchase some but not all of the Offered Shares within such 21-day period, each of the Offerees (other than the Company) who shall have exercised such option in the first instance shall then have the option to purchase the balance of the Offered Shares by serving an Exercise Notice on the Selling Shareholder (with copies to the remaining Offerees) within twenty-one (21) days after the date of service of the Transfer Notice (the “Option Period”); provided, however, that in the event of oversubscription, the balance of the Offered Shares shall be allocated in proportion to the number of Shares owned by each Offeree exercising the option provided in this Section 3(d).

(e)           Whenever under the provisions of this Section 3, the Company shall have an option to purchase any Shares, the Selling Shareholder shall not be entitled to vote either as a director or shareholder on whether the Company shall exercise such option, and whether the Company shall exercise such option shall be decided by the remaining directors or Shareholder (or by a majority of the remaining directors or Shareholders, if there be more than one), as the case may be, even though less than a quorum be present.

(f)           If the Offerees exercise their option under Sections 3(b), 3(c) and/or 3(d) to purchase all of the Offered Shares, the following provisions shall apply:

(i)	the purchase price for the Offered Shares shall be identical to that contained in the Bona Fide Offer;

(ii)
the closing of the purchase (the “Closing”) shall take place at the principal office of the Company forty-two (42) days after the date of service of the Transfer Notice; provided that if the 75th day is not a business day, the Closing shall occur on the next business day thereafter;

(iii)	the purchase price for the Offered Shares (notwithstanding the terms of the Bona Fide Offer) shall be payable, in the manner stated in the Bona Fide Offer;.

(iv)
at the Closing, the Selling Shareholder shall deliver to the Offerees the certificates representing the Offered Shares, duly endorsed for transfer or accompanied by duly executed assignments separate from certificates and other documents reasonably requested by the purchaser;

(v)	the Offered Shares shall be conveyed to the purchasers free and clear of any claims, liens, encumbrances or rights of third parties whatsoever; and

(vi)	except as provided above, all of the remaining terms and conditions set forth in the Bona Fide Offer shall also apply to said purchase and sale.

(g)           It is expressly agreed that the Selling Shareholder shall not be obligated to sell the Offered Shares to the Offerees, if any, exercising their option to purchase such Shares under this Section 3 unless all of the Offered Shares are so purchased by one or more Offerees.  If the Offerees collectively do not exercise their option to purchase all of the Offered Shares within the Option Period, then the Selling Shareholder shall be entitled to sell the Offered Shares to the Offeor  on the same terms and conditions as are contained in the Bona Fide Offer, as described in the Transfer Notice, provided that the transaction is consummated not more than twenty-one (21) days after the expiration of the Option Period.  If the Selling Shareholder fails to consummate such transaction within said twenty-one (21) days, the Selling Shareholder shall be entitled to sell the Offered Shares to an Outsider only by again complying with the provisions of this Section 3.

(h)           It shall be a condition to any sale of Shares to an Offeree by a Shareholder who is subject to the Shareholder Agreement, or to a Permitted Transferee in accordance with Section 2 that, prior to such sale or Transfer, the Offeree or Permitted Transferee shall become a party to this Agreement (as from time to time in effect) by executing a counterpart thereof and shall thereby succeed to all of the rights and obligations of the Selling Shareholder as a shareholder of the Company.  However, any such Offeree   or Permitted Transferee shall, by acceptance of such Shares, be bound by all of the terms and provisions of this Agreement whether or not he or she executes a counterpart thereof.

Section 4.                      Transfers Upon Death of a Shareholder. Upon the death of a Shareholder, the Company shall purchase, and the estate or personal representative of such Shareholder shall sell, all of the Shares owned by such Shareholder for an amount equal to the then applicable Agreed Value Per Share.  Such sale shall be deemed effective as of the date of such Shareholder’s death.

Section 5.                      Agreed Values

(a)           For all purposes under this Agreement except Section 3, the Agreed Value shall initially be $700,000 based on agreement by the Board of Directors as to the aggregate estimated value of the Company which amount shall be allocated among the then outstanding Shares of the Company to determine the Agreed Value Per Share.  On each anniversary of the date hereof, the Board of Directors shall agree in writing as to the then applicable Agreed Value which value shall be determined on an aggregate basis by the following methodology: multiplying the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the prior twelve month period by 5x and subtracting any long-term liabilities (those with a duration of more than twelve months) provided, however, in no event shall the value of the Company be less than $490,000 nor more than $800,000. The Agreed Value Per Share basis shall be determined by dividing the Agreed Value on an aggregate basis by the number of fully diluted shares outstanding, provided, however, in no event will the per share value be less than $183, nor more than $299.

(b)           The closing of the purchase and sale of Shares under Section 4 shall take place at the principal office of the Company not later than ninety (90) days after the date of death of a Shareholder; provided that if such day is not a business day, the closing shall occur on the next business day thereafter.

(c)           At the closing, of the purchase and sale of Shares under Section 4:

(i)	the Company shall pay to the estate or personal representative of the deceased Shareholder the applicable Agreed Value of the Shares held by the deceased Shareholder at death;

(ii)
the estate or personal representative of the deceased Shareholder shall deliver to the Company the certificates representing the Shares held by the deceased Shareholder, duly endorsed for transfer or accompanied by duly executed assignments separate from certificates and other documents reasonably requested by the purchaser.

(iii)	the Shares shall be conveyed to the Company free and clear of any claims, liens, encumbrances or rights of third parties whatsoever.

Section 6.                    Non-permitted Transfers.

(a)           If (i) any Shareholder attempts to transfer any Shares in violation of this Agreement, ( other than by operation of law (including but not limited to a transfer in connection with a bankruptcy or divorce), the transfer shall be null and void. .

Section 7.            Buy-Sell Agreement

Each Shareholder, individually, shall have the option (the “put option”) to sell all of the individual Shareholders’ outstanding ownership interest in ICS to IMI any time after a period of two years following the Closing at a share price based on the Agreed Value Per Share times the number of Shares being put.  IMI shall have the option (the “call option”) to purchase  all of an individual Shareholders’ outstanding ownership interest in ICS at a share price based on the Agreed Value per Share times the number of Shares being called any time after a period of two years following the Closing Date. The Agreed Value Per Share times the number of Shares being acquired shall be paid by IMI in cash within thirty (30) days after exercise of the “put” or “call” option described above.

Section 8.                      Legend on Certificates.

The parties hereto agree that the stock records of the Company and all certificates representing the Shares now or hereafter outstanding shall bear a legend that shall read as follows:

“The Shares evidenced by this certificate are subject to restrictions on transfer and certain other provisions contained in a certain Shareholders’ Agreement dated February 29 , 2012 among International Certification Services Inc. (the “Company”), IMI Global, Inc. and the Non-IMI Shareholders..  The holder of this certificates takes the same and holds it subject to the terms and conditions of such Agreement and any transfer in conflict therewith or in derogation thereof is void and of no legal effect or validity whatsoever.”

Section 9.                      Covenant Not To Compete, Non-Disclosure, and Non-Solicitation Agreement.

(a) The Shareholders will not, in whole or in part, disclose any Confidential Information which is not otherwise available to the public to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall any Shareholder make use of such Confidential Information for their own purposes or for the purposes of others, unless required by law. If a Shareholder is required by law to disclose Confidential Information, the Shareholder shall notify the Company, in writing, of the nature of such disclosure and the Confidential Information to be disclosed, as soon as possible and/or practical, and permit the Company the opportunity to contest or limit such disclosure. The term “Confidential Information” shall mean and include any and all records, computer programs, data, patent applications, trade secrets, customer lists, customer databases, video programs and programming, proprietary information, technology, pricing policies, financial information, methods of doing business, policy and/or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the company’s contracts with its customers, the Company’s business philosophy and servicing methods and techniques at any time used, developed or investigated by the Company, before or during the period of the Shareholder’s ownership of the Company’s Shares, or other information of any kind expressed or recorded on any medium arising out of, concerning, or acquired in connection with the research, development, commercialization and other activities of the Company: but “Confidential Information” does not include information (i) generally known or available in the industry through no fault of the Shareholders; or (ii) available from a third party without violation of any duty of confidentiality by the Shareholders or others.

(b)           For a period of  four (-4) years from the date of this Agreement, the Material Shareholders will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any business engaged anywhere in North America which directly competes with IMI Global, Inc., ICS, or any one of IMI’s affiliated companies, in verification program development, the creation or refining of USDA Process Verified (PVP), Quality System Assessment (QSA) or Export Verification (EV) programs. This prohibition shall be limited to the building of on-line document/record control systems, internal auditing, supply-side auditing/evaluations, second and third party audits, document/ record control systems, or online/e-learning programs to support quality systems  as they relate to the following programs: Source and Age, Non-Hormone Treated Cattle (NHTC), NE3 (non-hormone treated, antibiotic free and no animal byproducts), Global Animal Practices or “GAP” (animal welfare), Verified Green (sustainability), Verified Natural, National Organic Program (NOP), Farm Verified Organic™ (FVO), Canadian Organic Regime (COR), Japan Agricultural Standard (JAS), Bio Suisse, European Norms and Food Alliance.

(c)           For a period of four (4) years from the date of this Agreement, the Material Shareholders will not call upon any present or past customers of ICS or IMI or any other of their affiliates (including, But not limited to, any customers obtained for ICS by the Shareholder) for the purpose of soliciting or selling any products or services in competition with those of ICS or IMI;

(d)           The foregoing notwithstanding, the restraints imposed by this Section 9 shall not be construed to prevent the following Non-IMI Shareholders from continuing to perform the following or like described services currently being provided by such individuals: (i) Robert Simmons who is involved in the design and sale of electronic certification data bases, including data bases used in organic certification; (ii) Brandi Eissinger whose employment also includes working with electronic data certification bases; (iii) Fred Kirschenmann, a Distingished Fellow at the Leopold Center at Iowa State University where he is engaged in research focused on the development of sustainable farming systems; (iv) Annie Kirschenmann whose business, A.K. A Coach and Company, involves business consulting coaching and development including working with business in the farm, agriculture, certification, accreditation and organic industries; (v) Hunter Nadler who has been involved in the organic industry since 1981 and currently acts as an independent contractor in providing organic inspection and review services to comply with foreign and domestic organic standards for ICS and others, and; (vi) Karri Stroh whose business is that of Executive Director for Northern Plains Sustainable Ag Society working with certification agencies and certified growers and processors in organic research, education and advocacy.

(e)           The provisions of Section 9 (b) and (c) shall not apply to the Non-IMI Shareholders who are not Material Shareholders.

Section 10.       Board of Directors.

(a)           Agreement to Vote.  The Investors agree to vote all Shares beneficially owned (as defined in Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended) by each in accordance with the provisions of this Section 10.

(b)           Number of Directors. For so long as IMI is a Shareholder of the Company the Shareholders agree to vote all Shares beneficially owned by each Shareholder at any regular or special meeting of Shareholders (or consent pursuant to a written consent in lieu of such meeting) to ensure that the total number of authorized directors of the Company shall be set and remain at no more than five directors and the provisions of this Agreement are consistently applied. For so long as Non-IMI Shareholders are Shareholders of the Company, such Non-IMI Shareholders shall have the right to designate and appoint the remaining two directors. Notwithstanding the foregoing, if the Non-IMI Shareholders in the Company own twenty (20) percent of the Company, or less, the Non-IMI Shareholders shall have the right to designate and appoint one director. Such right shall remain as long as the Non-IMI Shareholders own ten (10) percent, or more, of the Company

(c)           Election of Directors. At each election of directors at any regular or special meeting of Shareholders (or consent pursuant to a written consent in lieu of such meeting) for so long as IMI is a Shareholder of the Company, IMI shall have the right to designate and appoint three directors (the “IMI Directors”) to the Board of Directors, who shall initially be John Saunders, Leann Saunders and Dannette Henning.  IMI shall be reimbursed by Company for reasonable out-of-pocket expenses incurred by the IMI Directors in connection with attendance of any meeting of the Board of Directors or any committees thereof. The non-IMI Shareholders shall have the right to designate and appoint the remaining two directors.

(d)           Removal of Directors. In the event that IMI desires to remove one or more of the IMI Directors, then IMI shall be entitled to remove such IMI Director(s) at any regular or special meeting of Shareholders (or consent pursuant to a written consent in lieu of such meeting).  Any vacancy created by such removal shall be filled pursuant to Section 10(c).

In the event that the holders of a majority of the outstanding Shares desire to remove either of the non-IMI Directors, appointed pursuant to Section 10(c), then the holders of a majority of the Shares shall be entitled to remove such director at any regular or special meeting of Shareholders (or consent pursuant to a written consent in lieu of such meeting).  Any vacancy created by such removal shall be filled pursuant to Section 10(c).

(e)           Advisory Directors. For a period established by the Board of Directors of not less than one year following the Closing Date, the two Non-IMI Shareholders who serve as directors, shall have the right to appoint not more than three ICS shareholders to act as advisory directors to assist in the ownership transition of the Company.

Section 11.     Sale of the Company.

(a)           Approved Sale.  In the event of an Approved Sale (as defined below), each of the Shareholders agrees (a) to vote all Shares held by each at any regular or special meeting of Shareholders (or consent pursuant to a written consent in lieu of such meeting) in favor of such Approved Sale, and to raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged,  and (b) if the Approved Sale is structured as a sale of all of the equity securities by the Shareholders of the Company, to sell the Shares then owned by such Shareholder on the terms and conditions of such Approved Sale. However, such provision shall not override the provisions of North Dakota law which provide for certain dissenter rights,nor shall such Approved Sale result in disproportionate preferences or rights on distribution between the Non-IMI Shareholders and the other Shareholders. “Approved Sale” means (i) a transaction or series of transactions with a third party on an arm’s length basis (including by way of merger, consolidation or sale of equity securities to a third party by one or more Shareholders), the result of which is that the holders of the Company’s Shares immediately prior to such transaction or series of transactions own less than a majority of the combined voting power of the Shares of the Company or the surviving or resulting entity, as the case may be, following the transaction or series of transactions; provided, however, that such a transaction shall not be deemed to be an “Approved Sale” hereunder unless the terms and conditions of such transaction allocate all cash and non-cash proceeds of such transaction in compliance with all requirements set forth and (ii) a sale of all or substantially all of the Company’s assets (each of the transactions in clauses (i) and (ii), a “Sale Transaction”), which, in each case, has been approved by the Board of Directors of the Company.  Each of the Shareholders will take all necessary and desirable actions in connection with the consummation of the Sale Transaction, including, without limitation, entering into an agreement reflecting the terms of the Approved Sale, surrendering stock certificates, giving customary and reasonable representations and warranties, and executing and delivering customary certificates or other documents; provided, however, that no Shareholder owning a minority of the shares of company stock shall be: (x) required to make any representations or warranties not being made (including as to qualifiers) by an Shareholder holding a majority of the shares of company stock, or (y) obligated to abide by or perform (including as to qualifiers) any covenant, agreement, restriction or any other condition required to be made as part of the Approved Sale not being made or performed by an Shareholder holding a majority of the shares of company stock.

(b)             Proxy; Attorney-in-Fact.  As security for the performance of each Shareholder’s obligations pursuant to Section 11(a), each Shareholder hereby grants to IMI, with full power of substitution and re-substitution, an irrevocable proxy to vote all Shares, at all meetings of the Shareholders of the Company held or taken after the date of this Agreement with respect to an Approved Sale (but only as to any vote regarding an Approved Sale), or to execute any written consent in lieu thereof (but only as to any actions regarding an Approved Sale), and each hereby irrevocably appoints IMI, with full power of substitution and re-substitution, as his, hers or its attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the Shareholders taken after the date of this Agreement. This proxy shall be deemed to be coupled with an interest and shall be irrevocable. This proxy shall terminate upon the consummation of a firm commitment underwritten public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act.  IMI shall provide each Shareholder whose proxy IMI intends to exercise pursuant to this Section 11(b) with written notice twenty business days prior to such exercise.

(c)           Procedure.  In the event of an Approved Sale, the Company shall give written notice to each of the Shareholders, together with a copy of the resolution of the Board of Directors authorizing the Approved Sale (the “Approved Sale Notice”).  The Approved Sale Notice shall set forth (i) the name and address of the proposed acquirer in the Approved Sale (the “Proposed Acquirer”), (ii) the terms and conditions of the Approved Sale, including the price and consideration to be paid by the Proposed Acquirer and the terms and conditions of payment, (iii) any other material facts relating to the Approved Sale, and (iv) the date and location of the closing of the Approved Sale.  The Company shall enclose with the Approved Sale Notice a copy of any term sheet, letter of intent or other written document with respect to the Approved Sale.  Subject to the conditions and limitations set forth in Section -11(d), each Shareholder will take all actions deemed necessary or appropriate by the Board of Directors and IMI in connection with the Approved Sale.

(d)           Purchaser Representative.  In connection with an Approved Sale, the Shareholders who are not accredited investors (as that term is defined in Rule 501 of the Securities Act) will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company.  If any such Shareholder appoints a purchaser representative designated by the Company, the Company will pay the reasonable fees of such purchaser representative, but if any such Shareholder declines to appoint the purchaser representative designated by the Company such Shareholder will appoint another purchaser representative (reasonably acceptable to the Company), and such Shareholder will be responsible for the fees of the purchaser representative so appointed.

Section 12.                      Pre-Emptive Right.

Notwithstanding the Articles of Incorporation of the Company, the following shall apply to the allotment and issuance by the Company of any Shares.

(a) If the Company proposes to issue further shares, (the “Issued Shares”), the Issued Shares shall be offered to the Shareholders at a price and upon terms determined by the Board of Directors. The Company shall give written notice (the “Issuing Notice”) to each of the Shareholders, setting forth the price at which, and terms on which the Issued Shares are being offered. Each Shareholder will be offered that number of the Issued Shares as is his percentage ownership of the Company before the issuance of the Issued Shares (“Common Share Ratio”).

(b) Each Shareholder wishing to purchase all or part of his Common Share Ratio of the Issued Shares must notify the Company, in writing, of his intention to do so.

(c) If any Shareholder accepts the offer stated in the Issuing Notice, the Shareholders shall subscribe for the Issued Shares in accordance with the Issuing Notice and shall execute a written subscription in accordance therewith which shall be accepted forthwith by the Company.

(d)  If any Non-IMI Shareholder does not subscribe for his/her full allotment of the Issued Shares, such non-subscribed Shares shall be offered to the other Non-IMI Shareholders, pro-rata.

(e) Any Issued Shares which are not subscribed for by the Shareholders in accordance with this Article may be offered by the Company to a third party at the price and on the terms in the Issuing Notice, provided that no subscription shall be accepted by the Company for the sale of any such shares to a third party except with the written consent of the holders of not less than two-thirds of the outstanding common shares in the capital stock of the Company.

(f) In the event that the provisions of Section 12(d) are invoked, the Shareholders do not subscribe for their ratable allocation of Shares will be diluted.

 Section 13.                      Duration.

This Agreement shall terminate upon the first to occur of the following events:

(a)           the dissolution of the Company, unless such dissolution is revoked or the Company is reinstated in accordance with the North Dakota General Corporation Law; or

(b)           the acquisition by the Company and IMI of all of the Shares.

Section 14.                      Binding Effect.

All of the terms, provisions and conditions of this Agreement shall be binding upon and, subject to the restriction on Transfer contained herein, inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.

Section 15.                      Severability.

If any portion or provision of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining portions or provisions hereof shall nevertheless remain in full force and effect, as if such unenforceable portion or provision had never been a part hereof.

Section 16.                      Prior Agreements.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior such agreements.

Section 17.                      Remedies for Breach.

It is expressly understood that the equitable remedies of specific performance and injunction shall be available for the enforcement of the covenants and agreements herein, and that the availability of these equitable remedies shall not be deemed to limit any other right or remedy to which any party to this Agreement would otherwise be entitled.

Section 18.                      Waivers.

No waiver of any provision of this Agreement shall be implied; and no affirmative waiver shall be valid unless in writing and signed by the party to be charged.  No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed as, or held to be a waiver of, any other breach or a waiver of, acquiescence in, or consent to, any further or succeeding breach hereof.

Section 19.                      Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. For purposes of this Agreement, an electronic signature shall be deemed an original signature.

Section 20.                      Section Headings.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 21.                      Notices.

All notices or other communications required or permitted hereunder shall be deemed to have been served on the date that they shall be personally delivered or on the second business day following the date that they shall have been sent by registered or certified mail, return receipt requested, postage prepaid, to the Company at its principal place of business, to the attention of the President, and to the Shareholders at their last known address as reflected on the books of the Company, or at such other address as any party may designate to the others by notice hereunder.

Section 22.                      Gender and Other References.

Unless the context clearly indicates otherwise, the use of any gender pronoun in this Agreement shall be deemed to include all other genders and singular references shall include the plural and vice versa.

Section 23.                      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota without regard to its principles of conflicts of law, but venue shall be in the federal or state courts in Douglas County, Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

International Certification Services, Inc.

By:	/s/ Christina Dockter
Christina Dockter, President

IMI Global, Inc.

By:	/s/ John Saunders
John Saunders, CEO & Chairman

SHAREHOLDERS

By:	/s/